Exhibit 10.5
              AMENDMENT AND RESTATEMENT OF THE CONSULTING AGREEMENT

                  AMENDMENT AND RESTATEMENT OF THE CONSULTING AGREEMENT (the "Agreement"), dated as of November 15, 1996, by and between TRANSMEDIA NETWORK INC., a Delaware corporation with its principal office at 11900 Biscayne Boulevard, North Miami, Florida, 33181 (the "Company"), and MELVIN CHASEN residing at 2800 Island Boulevard, Apartment 1401, Williams Island, Florida, 33160 (the "Consultant").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to retain the Consultant to provide certain advisory services in respect of marketing, advertising, development and general financial matters, and the Consultant desires to be so retained by the Company, upon the terms and conditions hereinafter set forth; and

                  WHEREAS, the Company and the Consultant extend into a Consulting Agent dated as of November 24, 1993, which they wish to extend and restate;

                  NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

         1. CONSULTING SERVICES. (a) The Company hereby retains the Consultant to provide, and the Consultant hereby agrees to provide, certain advisory services (the "Consulting Services") to the Company in respect of marketing, advertising, development and general financial matters. Nothing contained herein shall imply or confer upon the consultant the status of an employee of the Company. The Consultant shall be required to devote five business days each month to the performance of the Consulting Services, but may devote additional amounts of time as the Consultant may desire at no additional expense to the Company. The Consulting Services shall be performed at such times as shall be mutually agreed upon by the Company and the Consultant.

         (b) The Consultant represents and warrants to the Company that the execution, delivery and performance by the Consultant of this Agreement shall not constitute a violation of the terms of any agreement to which the Consultant is a party or by which he is bound.

         2. Term. The term (the "Term") of this Agreement shall commence on the date of termination (the "Effective Date") of the employment agreement, dated as of January 1, 1987, between the Company and the Consultant, as amended or renewed (the "Employment Agreement"), and shall terminate on the tenth anniversary of the Effective Date, but in no event later than January 1, 2005, unless sooner terminated as provided herein.

         3. FEES AND EXPENSES. In consideration of the performance of the Consulting Services, the Company shall pay to the Consultant, and the Consultant shall accept from the Company for his services rendered hereunder, for any year during the Term, an annual amount


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equal to fifty (50) percent of the sum of the highest base salary and bonus received by the Consultant in any year under the Employment Agreement not to exceed in any one year during the Term ten (10) percent of the Company's prior year's Pre-Tax Income (as defined below), but in any event an amount not less than $100,000 ("Consulting Fee"). The Consulting Fee shall be payable monthly in advance. The Company shall not withhold any wage or employment taxes in respect of such Consulting Fees and shall issue to the Consultant such information reports relating thereto as are required by applicable laws and regulations. "Pre-Tax Income" shall mean the pre-tax income of the Company for the applicable period, as determined by the Company's independent certified public accountants on the basis of generally accepted accounting principles consistently applied.

         (b) The Company hereby agrees, from time to time upon request, to reimburse the Consultant for all out-of-pocket expenses incurred by the Consultant in the performance of the Consulting Services, including but not limited to, reasonable travel, entertainment and other expenses incident to the rendering of services hereunder, upon receipt of proper documentation therefor. In addition, the Company hereby agrees to provide the Consultant with office services, including, but not limited to, secretarial and other office support staff and office space, furnishings and supplies.

         4. FRINGE BENEFITS At all times during the Term, the Consultant shall be included in any life, medical, health, and hospitalization insurance, pension, stock option, stock ownership, incentive compensation and other benefit programs maintained by or for the Company as of the date hereof, or in the future. In the event that the Company does not maintain or does not provide any life, medical, health, hospitalization or insurance benefits, the Company hereby agrees to provide the Consultant with funds in an amount sufficient for the Consultant to obtain such benefits independently.

         5. SALE OF THE COMPANY. The sale of all or substantially all of the assets of the Company, or the sale of a "control block" (as hereinafter defined) of its shares to any person during the Term shall be made subject to the Consultant's right to receive ten (10) days prior notice of such sale and to either (1) continue this Agreement or (2) within 90 days after such sale, terminate this Agreement. In the event that the Consultant chooses to terminate this Agreement, he shall receive, without the necessity of performing any other services for the Company, a payment of a lump sum of all Consulting Fees due and owing to Consultant for the entire Term under this Agreement. For the purposes hereof, "control block" means any block of shares the possession of which, when added to any shares already owned, directly or indirectly, gives the power in any form to direct or cause the direction of the management and policies of the Company.

         6. DISABILITY. In the event of the Consultant's Disability (as defined below), the Company shall pay the Consultant the Consulting Fee that would be payable to the Consultant but for the Disability, as follows: (i) one hundred
(100) percent of the Consulting Fee during the first six (6) months of Disability and (ii) seventy-five (75) percent of the Consulting Fee during the subsequent 18 months of Disability. For purposes hereof, "Disability" shall mean a physical or mental impairment of such duration and degree that the Consultant is determined by the Board of Directors to be substantially unable because of the impairment to perform the services described in Section 1 hereof. The Company hereby agrees to provide ten (10) days prior notice of a
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determination by the Board of Directors that the Consultant is Disabled in the event that the Board of Directors makes such a determination.

         7. CHAIRMANSHIP. The Consultant hereby agrees that he will serve as Chairman of the Board of Directors upon the request of the Board of Directors. In the event that the Consultant serves as Chairman of the Board of Directors, the Consultant is entitled to receive all benefits and protections to which all of the other members of the Board of Directors are entitled, including, but not limited to, fees for service as a Director, indemnification and stock options.

         8. RESTRICTIONS. (a) The Consultant agrees, to the extent permitted by law, that he shall not during the Term and for a period of two (2) years following the termination of this Agreement for any reason ("Restricted Period"), without the Company's consent, (i) directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director, officer, partner, stockholder or employee of, or a consultant to, any business, firm, organization or corporation located or doing business in the Restricted Area (as defined below) which (A) is engaging in financing restaurant advertising or equipment or providing restaurant discounts to members of its programs or (B) directly or indirectly competes with any other business of the Company or any of its subsidiaries conducted at any time during the term hereof; or (ii) interfere with, or divert or attempt to divert the benefits of, any relationship with employees, agents, suppliers, restaurant clients, membership card holders or other customers maintained by the Company and its subsidiaries at any time during the Restricted Period. For purposes hereof, "Restricted Area" means any geographical market in or with respect to which the Company, within twelve months prior to the commencement of the Restricted Period, is then operating or has taken significant affirmative steps to commence operations. Nothing in this Section 8 shall prevent the Consultant from owning or dealing in any stock actively traded over-the-counter or on any recognized exchange and issued by a corporation which may compete directly or indirectly with the Company and its subsidiaries so long as the Consultant does not participate in the management, control, operations of any such corporation and the Consultant's holdings do not at any time exceed five percent (5%) of the outstanding shares of any class of stock of such corporation.

         (b) The Consultant agrees that all confidential and proprietary matters which he may now have or may obtain during the Term relating in any way to the business of the Company and its subsidiaries shall not be disclosed to any other person, either during or after the termination of this Agreement, unless the Company has given its prior consent to such disclosure or such disclosure is a necessary incident to transactions which the Consultant is pursuing in accordance with duties delegated to him by the Board of Directors.

         (c) If any court shall determine that any of the provisions of this
Section 8 is unenforceable, because individually or taken together, they are deemed unreasonable, it is the intention and understanding of the parties hereto that the restrictive covenant set forth herein shall not be rendered entirely unenforceable but shall be amended to the extent required to render the same valid and enforceable.

         (d) The Consultant acknowledges that the remedy at law for his breach of the covenants contained in this Section 8 is inadequate, and that therefore the Company and its


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subsidiaries shall be entitled, in addition to any other right or remedy available to them, to injunctive relief and the remedy of specific performance to restrain the Consultant from committing or continuing any such breach and to enforce the Consultant's obligations hereunder.

         9. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Consultant from and against, and to reimburse the Consultant on demand, with respect to any and all losses, damages, liabilities, claims, costs and expenses, including reasonable attorneys' fees (collectively, "Losses") incurred by the Consultant, by reason of or arising out of or in connection with the performance of the Consulting Services hereunder by the Consultant other than for Losses incurred as a result of acts constituting willful misconduct or gros negligence.

         10. TERMINATION. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate immediately upon the death of the Consultant.

         11. MISCELLANEOUS.

         11.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and no waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.

         11.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

         11.3 SUCCESSORS AND ASSIGNS; ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the Consultant, his successors, assigns, heirs and legal representatives and the Company and its successors and assigns. However, neither party may assign its rights hereunder without the prior written consent of the other party, and any such attempted assignment without such consent shall be null and void and without effect.

         11.4 NOTICES. All notices hereunder shall be in writing and shall be given when personally delivered or sent by registered or certified mail, postage prepaid, or by telegram, telex, cable or facsimile. Such notices, if intended for the Company, shall be addressed to it at 11900 Biscayne Boulevard, North Miami, Florida, 33181 Attention: President; and, if intended for the Consultant, shall be sent to him at 2800 Island Boulevard Apartment 1401, Williams Island, Florida, 33160, or any other address which such party may have subsequently communicated to the other party in writing.

         11.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as the date first above written.
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                                                TRANSMEDIA NETWORK INC.

                                              By: /S/JAMES M. CALLAGHAN
                                                  ------------------------
                                                  James M. Callaghan
                                                  Executive Vice President


                                                  /S/MELVIN CHASEN
                                                  ------------------------
                                                  Melvin Chasen